Exhibit 10.95

Employment Agreement

   This Employment Agreement (the "Agreement") is made and entered into as of November 22, 2011, by and between DANIEL P. MATTHEWS (the "Employee") and REGIONAL ENTERPRISES, INC., a Virginia corporation (the "Company").

   WHEREAS, the Company desires to continue the employment of the Employee on the terms and conditions set forth herein; and

   WHEREAS, the Employee desires to continue his employment by the Company on such terms and conditions.

   NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.        Term. This Agreement shall be effective starting on the date first above written (the "Effective Date") and shall continue until the third anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, on such third anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a "Renewal Date"), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least 90 days' prior to the applicable Renewal Date. The period during which the Employee is employed by the Company pursuant to the terms of this Agreement is hereinafter referred to as the "Employment Term."

2.        Position and Duties.

   2.1        Position. During the Employment Term, the Employee shall serve as the Vice President and General Manager of the Company, reporting to the President of the Company. In such position, the Employee shall have such duties, authority and responsibility as shall be determined from time to time by the President and the Board of Directors of the Company, which duties, responsibilities and authority are consistent with the Employee's current activities.

   2.2        Duties. During the Employment Term, the Employee shall devote substantially all of his business time and attention to the performance of the Employee's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the President of the Company. Notwithstanding the foregoing, the Employee will be permitted to (a) with the prior written consent of the President (which consent will not be unreasonably withheld or delayed) act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization as long as such activities are disclosed in writing to the Company's President in accordance with the Code of Business Conduct of Central Energy Partners LP, the sole shareholder of the Company (the “Code of Business Conduct”), and (b) purchase or own less than 5% of the publicly-traded securities of any corporation; provided, that such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such corporation; provided further, that the activities described in clauses (a) and (b) do not interfere with the performance of the Employee's duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.

3.        Place of Performance. The principal place of Employee's employment shall be the Company's principal executive office currently located at 410 Water Street, Hopewell, Virginia 23860; provided that, the Employee may be required to travel on Company business during the Employment Term.

4.        Compensation.

   4.1        Base Salary. The Company shall pay the Employee an annual rate of base salary of $150,000 in periodic instalments in accordance with the Company's customary payroll practices, but no less frequently than monthly. The Employee's base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, adjust the base salary during the Employment Term. The Employee's annual base salary, as in effect from time to time, is hereinafter referred to as "Base Salary".

   4.2        Annual Bonus.

    (a)         For each calendar year of the Employment Term, the Employee shall be eligible to receive a discretionary bonus to be determined by the Company’s Board of Directors in its sole and absolute discretion on an annual basis (the "Annual Bonus"). The determination of the amount of the Annual Bonus shall occur not later than thirty (30) calendar days after the Company’s annual audited financial statements have been completed. In addition, the Employee shall earn an anniversary bonus equal to $200 for each year that the Employee has been employed by the Company (the “Anniversary Bonus”).

    (b)        The Annual Bonus and the Anniversary Bonus shall be paid to Employee no later than 30 days after the determination of the Annual Bonus amount as set forth in Section 4.2(a) above.

    (c)         Except as otherwise provided in Section 5, in order to be eligible to receive any portion of the Annual and/or Anniversary Bonus, the Employee must be employed by the Company on the last day of the applicable calendar year for which such bonuses are determined and to be paid.

   4.3        Reimbursement of Expenses. The Company shall reimburse Employee for all reasonable documented expenses (in compliance with the rules and regulations of the Internal Revenue Service) incurred by Employee in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses.

   4.4       Employee Benefits. During the Employment Term, the Employee shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, including any defined contribution plan, any insurance program and any medical and other health benefit plan, in each case, sponsored by the Company and as in effect from time to time (collectively, "Employee Benefit Plans") to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

   4.5        Vacation. During the Employment Term, the Employee shall be entitled to 20 paid vacation days per calendar year (prorated for partial years) in accordance with the Company's vacation policies, as in effect from time to time. Any accrued vacation time during any calendar year shall be forfeited by Employee if not used during the calendar year, unless approved in writing by the President to carry such accrued vacation time forward.

   4.6        Indemnification.  In the event that the Employee is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), other than any Proceeding initiated by the Employee or the Company related to any contest or dispute between the Employee and the Company or any of its Affiliates with respect to this Agreement or the Employee's employment hereunder, by reason of the fact that the Employee is or was a director or officer of the Company, or any Affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a limited liability company, partnership, joint venture, trust or other enterprise, the Employee shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees). Costs and expenses incurred by the Employee in defense of such Proceeding (including attorneys' fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Employee to repay the amounts so paid if it shall ultimately be determined that the Employee is not entitled to be indemnified by the Company under this Agreement.

5.        Termination of Employment. The Employment Term and the Employee's employment hereunder may be terminated by either the Company or the Employee at any time and for any reason; provided, that unless otherwise provided herein, either party shall be required to give the other party at least 15 calendar days advance written notice of any termination of the Employee's employment. Upon termination of the Employee's employment during the Employment Term, the Employee shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its Affiliates.

   5.1        Expiration of the Term, Termination by the Company for Cause or Termination by the Employee without Good Reason.

    (a)         The Employee's employment hereunder may be terminated upon the expiration of the Term (i.e., in the event that either Party provides written notice of its intention not to renew in accordance with Section 1, by the Company for Cause (as defined below), or by the Employee without Good Reason (as defined below). If the Employee's employment is terminated for any reasons set forth in this Section 5.1(a), or by the Employee without Good Reason, the Employee shall be entitled to receive:

                 (i)        any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company's customary payroll procedures;

                 (ii)        any earned but unpaid Annual and/or Anniversary Bonus with respect to any completed calendar year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date; provided that, if the Employee's employment is terminated by the Company for Cause, then any such accrued but unpaid Annual Bonus shall be forfeited;

                 (iii)        reimbursement for unreimbursed business expenses properly incurred by the Employee, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and

                 (iv)        such employee benefits, if any, as to which the Employee may be entitled under the Company's employee Benefit Plans as of the Termination Date; provided that, in no event shall the Employee be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the "Accrued Amounts".

     (b)         For purposes of this Agreement, “Cause” shall include:

(i)          the failure of Employee to perform substantially his duties (other than any such failure resulting from incapacity due to physical or mental illness) after demand for substantial performance is delivered by the Company to Employee that specifically identifies the manner in which the Company believes that Employee has not substantially performed his duties;

(ii)         the failure of the Employee to comply in any material respect with any legal written or oral directive of the Board which reasonably relates to the performance of his duties (other than any such failure resulting from incapacity due to physical or mental illness);

(iii)        the Employee's engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, injurious to the Company or its Affiliates, monetarily or otherwise;

(iv)        the Employee's embezzlement, misappropriation or fraud, whether or not related to the Employee's employment with the Company;

(v)        the Employee's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi)        the Employee's wilful unauthorized disclosure of Confidential Information (as defined below);

(vii)       the material breach by Employee of any material provision of this Agreement;

(viii)      the Employee’s failure to render the services to the Company as contemplated under this Agreement as a result of alcohol, drug or other similar addiction; or

(ix)        any material failure by the Employee to comply with the Company's written policies or rules, including but not limited to the Code of Business Conduct, as they may be in effect from time to time during the Employment Term.

For purposes of this definition, no act or failure to act on the part of the Employee shall be considered "wilful" unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee's action or omission was in the best interests of the Company.

    (c)         For purposes of this Agreement, "Good Reason" shall include the occurrence of any of the following, in each case during the Employment Term without the Employee's written consent:

(i)         a material reduction in the Employee's Base Salary other than a general reduction in Base Salary that affects all similarly situated employees in substantially the same proportions;

(ii)        a relocation of the Employee's principal place of employment by more than 50 miles, except for required travel on Company business to an extent substantially consistent with the Employee's business travel obligations as of the date of relocation;

(iii)        any material breach by the Company of any material provision of this Agreement;

(iv)       the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

(v)        a material, adverse change in the Employee's authority, duties or responsibilities as being performed at the time of the occurrence (other than temporarily while the Employee is physically or mentally incapacitated or as required by applicable law).

The Employee cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within five (5) days of date on which the Employee should have been reasonably aware of facts that provide grounds for termination of his employment for Good Reason, and the Company has had at least ten (10) days from the date on which such notice is provided to cure such circumstances. If the Employee does not terminate his employment for Good Reason within fifteen (15) days after the first occurrence of the applicable grounds, then the Employee will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

   5.2        Termination by the Company without Cause or Termination by the Employee for Good Reason. The Employment Term and the Employee's employment hereunder may be terminated by the Employee for Good Reason or by the Company without Cause. In the event of such termination, the Employee shall be entitled to receive the Accrued Amounts and subject to the Employee's compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement and his execution of a release of claims in favor of the Company, its Affiliates and their respective officers and directors in a form attached hereto as Exhibit A (the "Release") and such Release becoming effective within thirty (30) days following the Termination Date (such 30-day period, the "Release Execution Period"), the Employee shall be entitled to receive the following, only after the effective date of the Release:

(i)         a lump sum payment equal to two (2) times the sum of (1) the Employee's Base Salary in the year in which the Termination Date occurs and (2) the amount of the Annual and Anniversary Bonus for the year prior to the year in which the Termination Date occurs (the “Separation Payment”); provided, that the Company shall not be obligated to pay the Separation Payment until ten (10) days after the Release has been signed by Employee and the 7-day revocation period in the Release has expired without any revocation by Employee;

(ii)        if the Employee timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"), the Company shall reimburse the Employee for the difference between the monthly COBRA premium paid by the Employee for himself and his dependents and the monthly premium amount paid by similarly situated active employees. Such reimbursement shall be paid to the Employee on the first of the month immediately following the month in which the Employee timely remits the premium payment. The Employee shall be eligible to receive such reimbursement until the earliest of: (i) the 18-month anniversary of the Termination Date; (ii) the date the Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Employee becomes eligible to receive substantially similar coverage from another employer.

   5.3        Death or Disability.

    (a)        The Employee's employment hereunder shall terminate automatically upon his death during the Employment Term, and the Company may terminate the Employee's employment on account of the Employee's Disability (as defined below).

    (b)        If the Employee's employment is terminated during the Employment Term on account of his death or Disability, the Employee (or the Employee's estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

  (i)          the Accrued Amounts; and

  (ii)         a lump sum payment in an amount equal to either (i) the pro rata portion of the prior years’ Annual Bonus, if any, or (ii) an amount determined by the Board in its sole discretion, whichever is greater, that the Employee would have earned for the calendar year in which the Termination Date occurs based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Company's similarly situated employees.

Notwithstanding any other provision contained herein, all payments made in connection with the Employee's Disability shall be provided in a manner which is consistent with federal and state law.

    (c)        For purposes of this Agreement, “Disability” shall mean (i) that the Employee is entitled to receive long-term disability benefits under the Company's long-term disability plan, or (ii) if there is no such plan, the Employee's inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period; provided, however, in the event the Company temporarily replaces the Employee, or transfers the Employee's duties or responsibilities to another individual on account of the Employee's inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Employee's employment shall not be deemed terminated by the Company and the Employee shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Employee's Disability as to which the Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company. If the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Employee shall be final and conclusive for all purposes of this Agreement.

   5.4        Change in Control Termination.

    (a)         Notwithstanding any other provision contained herein, if the Employee's employment hereunder is terminated by the Employee for Good Reason or by the Company without Cause within twenty-four (24) months following a Change in Control, the Employee shall be entitled to receive the Accrued Amounts and subject to the Employee's compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement and his execution of a Release which becomes effective within ten (10) days following the Termination Date, the Employee shall be entitled to receive a lump sum payment as determined in accordance with the provision of Section 5.2(i) above, which amount shall be paid within ten (10) days following the Termination Date.

    (b)         If the Employee timely and properly elects continuation coverage under COBRA, the Company shall reimburse the Employee for the monthly COBRA premium paid by the Employee for himself and his dependents. Such reimbursement shall be paid to the Employee on the first of the month immediately following the month in which the Employee timely remits the premium payment. The Employee shall be eligible to receive such reimbursement until the earliest of: (i) the 18-month anniversary of the Termination Date; (ii) the date the Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Employee becomes eligible to receive substantially similar coverage from another employer.

     (c)        For purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following:

     (i)          one Person (or more than one Person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided that, a Change in Control shall not occur if any Person (or more than one Person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company's stock and acquires additional stock; or

     (ii)         the sale of all or substantially all of the Company's assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets under Section 409A.

   5.5        Notice of Termination. Any termination of the Employee's employment hereunder by the Company or by the Employee during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Employee's death) shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 14. The Notice of Termination shall specify:  (a) the termination provision of this Agreement relied upon; (b) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated; and (c) the applicable Termination Date.

   5.6        Termination Date. The Employee's “Termination Date” shall be:  (a) if the Employee's employment hereunder terminates on account of the Employee's death, the date of the Employee's death; (b) if the Employee's employment hereunder is terminated on account of the Employee's Disability, the date that it is determined that the Employee has a Disability; (c) if the Company terminates the Employee's employment hereunder for Cause, the date the Notice of Termination is delivered to the Employee; (c) if the Company terminates the Employee's employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than ten (10) days following the date on which the Notice of Termination is delivered; (e) if the Employee terminates his employment hereunder with or without Good Reason, the date specified in the Employee's Notice of Termination, which shall be no less than ten (10) days following the date on which the Notice of Termination is delivered; or (f) if the Employee's employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal. Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Employee incurs a "separation from service" within the meaning of Section 409A.

   5.7        Mitigation. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and, except as provided in Section 5.2(ii), any amounts payable pursuant to this Section 5 shall not be reduced by compensation the Employee earns on account of employment with another employer.

   5.8        Resignation of All Other Positions. Upon termination of the Employee's employment hereunder for any reason, the Employee shall be deemed to have resigned from all positions that the Employee holds as an officer or member of the Board (or a committee thereof) of the Company or any of its Affiliates.

6.        Cooperation. The parties agree that certain matters in which the Employee will be involved during the Employment Term may necessitate the Employee's cooperation in the future. Accordingly, following the termination of the Employee's employment for any reason, to the extent reasonably requested by the Board, the Employee shall cooperate with the Company in connection with matters arising out of the Employee's service to the Company; provided, that the Company shall make reasonable efforts to minimize disruption of the Employee's other activities. The Company shall reimburse the Employee for reasonable expenses incurred in connection with such cooperation and, to the extent that the Employee is required to spend substantial time on such matters, the Company shall compensate the Employee at an hourly rate of $75 per hour for the time spent on such matter.

7.        Confidential Information. The Employee understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information (as defined below).

   7.1        Confidential Information Defined.

    (a)         Definition.

     (i)          For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, operations, strategies, agreements, contracts, transactions, potential transactions, manuals, records, supplier information, vendor information, financial information, accounting information, accounting records, marketing information, pricing information, staffing and personnel information, employee lists, supplier lists, vendor lists, and security procedures of the Company and its Affiliates or any existing or prospective customer, supplier, investor or other associated third party, or of any other Person or entity that has entrusted information to the Company in confidence.

     (ii)         The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable Person to be confidential or proprietary in the context and circumstances in which the information is known or used.

     (iii)        The Employee understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee; provided, that such disclosure is through no direct or indirect fault of the Employee or Person(s) acting on the Employee's behalf.

    (b)        Company Creation and Use of Confidential Information. The Employee understands and acknowledges that the Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of the storage and distribution of bulk liquids, including hazardous materials and petroleum products. The Employee understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

    (c)        Disclosure and Use Restrictions. The Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and its Affiliates and, in any event, not to anyone outside of the direct employ of the Company or its Affiliates except as required in the performance of the Employee's authorized employment duties to the Company or with the prior consent of the President acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company or its Affiliates, except as required in the performance of the Employee's authorized employment duties to the Company or with the prior consent of the President acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency; provided, that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Employee shall promptly provide written notice of any such order to the President of the Company. The Employee understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Employee first having access to such Confidential Information and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Employee's breach of this Agreement or breach by those acting in concert with the Employee or on the Employee's behalf.

8.        Restrictive Covenants.

   8.1        Acknowledgment. The Employee understands that the nature of the Employee's position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company.

   8.2        Non-competition.

    (a)         Because of the Company's legitimate business interest as described herein and the good and valuable consideration offered to the Employee (including, but not limited to, the Company’s provision to the Employee of access to its Confidential Information and goodwill, including Confidential Information and goodwill to be developed following execution of this Agreement), during the Employment Term and for a period of three (3) years thereafter, to run consecutively, beginning on the last day of the Employee's employment with the Company, for any reason or no reason and whether employment is terminated at the option of the Employee or the Company, the Employee agrees and covenants not to engage in Prohibited Activity (as defined below) within a 250-mile radius of the principal executive offices of the Company.

    (b)         For purposes of this Section 8, "Prohibited Activity" is activity in which the Employee contributes his knowledge or performs services, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to a Person engaged in the same or similar business as the Company, including, but not limited to, those engaged in the business of the storage and distribution of bulk liquids, including hazardous materials and petroleum products. The Employee acknowledges that the Company may enter into new lines of business from time to time, and that in such event, Prohibited Activity would include any such new line of business. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information of the Company.

    (c)         By way of example, the Company currently regards as its primary, but not exclusive, competitors the following entities:  A&R Logistics, Inc., Allied Terminals, Inc., Atlantic Bulk Carriers, Inc., Quality Distribution, Inc., RSI Rail Logistics, Inc., and Hillcrest Transportation. In the event the Company enters into new lines of business, its major competitors for such business line(s) will be deemed covered by this provision.

    (d)         Nothing herein shall prohibit the Employee from purchasing or owning less than 5% of the publicly-traded securities of any corporation; provided, that such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such corporation.

    (e)         This Section 8 does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency: provided, that such compliance does not exceed that required by the law, regulation or order. The Employee shall promptly provide written notice of any such order to the President of the Company.

   8.3        Non-solicitation of Employees. The Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during a period of two years, to run consecutively, beginning on the last day of the Employee's employment with the Company.

   8.4        Non-solicitation of Customers.

    (a)         The Employee understands and acknowledges that because of the Employee's experience with and relationship to the Company, he will have access to and learn about much or all of the Company's Confidential Information including, but not limited to, the Company’s customer information. "Customer Information" includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer and relevant to sales and services.

    (b)         The Employee understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm to the Company and its Affiliates.

    (c)         The Employee agrees and covenants, during a period of three (3) years, to run consecutively, beginning on the last day of the Employee's employment with the Company, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with, work with, or provide competitive services to the Company's current, former or prospective customers with whom the Employee worked or had access to Confidential Information about that customer for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

9.        Non-disparagement. The Employee and Company agree and covenant that neither of them will at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the other and in the case of the Company, any of its Affiliates or any of their respective businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section 9 does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Employee shall promptly provide written notice of any such order to the President of the Company.

10.      Remedies. In the event of a breach or threatened breach by the Employee of Section 7, Section 8 or Section 9 of this Agreement or a breach or threatened breach by the Company of Section 9 of this Agreement, the Party that has breached or may be threatening a breach under the applicable provision of this Agreement, hereby consents and agrees that the other Party shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief for either Party.

11.      Company Security .

   11.1        Security and Access. The Employee agrees and covenants:

(a)         to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding telephone and voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems and equipment, e-mail systems, computer networks, passwords, and any and all other Company facilities, IT resources and communication technologies ("Facilities Information Technology and Access Resources");

(b)         not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and

    (c)         not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Employee's employment by the Company, whether termination is voluntary or involuntary. The Employee agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Access Resources or other Company property or materials by others.

   11.2        Exit Obligations. Upon the voluntary or involuntary termination of the Employee's employment or the Company's request at any time during the Employee's employment, the Employee shall immediately (a) provide or return to the Company any and all Company property, including by way of example keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, smartphones, manuals, reports, files, work product, e-mail messages, recordings, disks, thumb drives or other removable information storage devices, and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information, that are in the possession or control of the Employee, whether they were provided to the Employee by the Company or any of its business associates or created by the Employee in connection with his employment by the Company; and (b) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Employee's possession or control, including those stored on any non-Company devices, computers, networks, storage locations and media in the Employee's possession or control.

12.      Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Employee in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Employee is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

13.      Definitions. The following terms as used in this Agreements shall have the meaning attributed to each such term:

“Affiliates” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person.  For purposes of this Agreement, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with" as used with respect to any Person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise.

“Board” means the board of directors of the Company

“IRC” means the Internal Revenue Code, as amended.

"Person" means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

14.      Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:	Regional Enterprises, Inc.
c/o Central Energy GP LLC
8150 N. Central Expressway
Suite 1525
Dallas, Texas 75206
Attn:	Ian T. Bothwell,
President

If to the Employee:	Daniel P. Matthews
131 Franklin Street
Petersburg, Virginia 23803

15.      Successors and Assigns. This Agreement is personal to the Employee and shall not be assigned by the Employee. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

16.      Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the Commonwealth of Virginia without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in Richmond, Virginia. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

17.      Arbitration. Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration administered by JAMS. Any arbitration shall be conducted in Richmond, Virginia, and the laws of the Commonwealth of Virginia shall apply to all issues. Arbitration shall be to a single arbitrator mutually selected by the parties according to the Streamlined Arbitration Rules and Procedures of JAMS as in force at the time the arbitration is commenced. Any arbitral award determination shall be final and binding upon the Parties.

18.      Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

19.      Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Employee and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

20.      Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by a duly-authorized officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

21.      Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

22.      Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

23.      Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

24.      Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement. Specifically, and without necessarily excluding any other provisions of this Agreement, the obligations set forth in Section 7.1(c), Section 8, Section 9, Section 10 and Section 11 shall survive the termination of this Agreement.

25.      Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

REGIONAL ENTERPRISES, INC.

	By:	/s/ Ian T. Bothwell
Ian T. Bothwell, President

EMPLOYEE:

/s/ Daniel P. Matthews
Daniel P. Matthews

EXHIBIT A

GENERAL RELEASE

I, Daniel P. Matthews, in consideration of and subject to the performance by Regional Enterprises, Inc. (together with its subsidiaries, the “Company”), of its obligations under that certain Employment Agreement, dated as of November 22, 2011 (as amended from time to time, the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its parent companies, members, sister companies, subsidiaries, affiliates and all present and former directors, officers, agents, representatives, employees, attorneys, predecessors, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.
I understand that any payments or benefits paid or granted to me under Sections 5.2 or 5.4, as the case may be, of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 5.2 or 5.4 of the Agreement, as the case may be, unless I execute and effectuate this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive as of my Termination Date by virtue of any employment by the Company.

2.
Except with respect to (i) obligations to me under the Agreement that expressly survive the termination of my employment with the Company and (ii) obligations to me under any other agreements dated as of or after the date hereof between the Released Parties and me, I knowingly and voluntarily (on behalf of myself, my spouse, my heirs, executors, administrators, agents and assigns, past and present) fully and forever release and discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, liens, contracts, covenants, suits, rights, obligations, expenses, judgments, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, orders and liabilities of whatever kind or nature, in law and in equity, in contract or in tort, both past and present (through the date of this General Release) and whether known or unknown, vested or contingent, suspected, or claimed, against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (collectively, the “Claims”).

Notwithstanding anything to the contrary contained in the Agreement, this General Release does not limit me from filing a claim or a lawsuit for the purpose of enforcing my rights under this General Release. In addition, notwithstanding anything to the contrary contained in the Agreement, nothing contained herein shall prevent me from filing an administrative charge of discrimination with the Equal Employment Opportunity Commission (the “EEOC”) or state or local fair employment practices agency. However, I agree that I shall not seek, accept or be entitled to any monetary relief, whether for myself individually or as a member of a class or group, arising from any EEOC charge filed by me or on my behalf. This General Release prohibits my ability to pursue any claims against the Released Parties seeking monetary relief or other remedies for myself and/or as a representative on behalf of others. Additionally, and notwithstanding anything to the contrary contained in the Agreement, nothing in this General Release requires me to waive or release claims arising in the future including claims regarding acts of discrimination that occur after the Effective Date of this General Release.

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

4.
IN SIGNING THIS GENERAL RELEASE, I ACKNOWLEDGE AND INTEND THAT IT SHALL BE EFFECTIVE AS A BAR TO EACH AND EVERY ONE OF THE CLAIMS, DEMANDS AND CAUSES OF ACTION HEREINABOVE MENTIONED OR IMPLIED.  I EXPRESSLY CONSENT THAT THIS GENERAL RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH AND ALL OF ITS EXPRESS TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS (NOTWITHSTANDING ANY STATE STATUTE THAT EXPRESSLY LIMITS THE EFFECTIVENESS OF A GENERAL RELEASE OF UNKNOWN, UNSUSPECTED AND UNANTICIPATED CLAIMS), IF ANY, AS WELL AS THOSE RELATING TO ANY OTHER CLAIMS HEREINABOVE MENTIONED OR IMPLIED.  I ACKNOWLEDGE AND AGREE THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS GENERAL RELEASE AND THAT WITHOUT SUCH WAIVER THE COMPANY WOULD NOT HAVE AGREED TO THE TERMS OF THE AGREEMENT.  I FURTHER AGREE THAT IN THE EVENT I SHOULD BRING A CLAIM SEEKING DAMAGES AGAINST THE COMPANY, OR IN THE EVENT I SHOULD SEEK TO RECOVER AGAINST THE COMPANY IN ANY CLAIM BROUGHT BY A GOVERNMENTAL AGENCY ON MY BEHALF, THIS GENERAL RELEASE SHALL SERVE AS A COMPLETE DEFENSE TO SUCH CLAIMS AS TO MY RIGHTS AND ENTITLEMENTS.  I FURTHER AGREE THAT I AM NOT AWARE OF ANY PENDING CHARGE OR COMPLAINT OF THE TYPE DESCRIBED IN SECTION 2 AS OF THE EXECUTION OF THIS GENERAL RELEASE.

5.
I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission or acknowledgement by the Company, any Released Party or myself of any improper or unlawful conduct.

6.
I agree that I will (a) forfeit all amounts payable by the Company pursuant to Sections 5.2 and 5.4 of the Agreement and (b) to the maximum extent permitted by applicable law, immediately return to the Company all amounts paid by the Company pursuant to Sections 5.2 and 5.4 of the Agreement, in each case, if I challenge the validity of this General Release.  I also agree that if I violate this General Release by suing the Company or the other Released Parties with respect to the matters released herein, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including but not limited to reasonable attorneys’ fees, and return all payments received by me pursuant to Sections 5.2 and 5.4 of the Agreement.

7.
I agree and acknowledge that the provisions, conditions and negotiations of this General Release are confidential and agree not to disclose any information regarding the terms, conditions and negotiations of this General Release, nor transfer any copy of this General Release, communicate or disclose or otherwise refer or allude to the substance of this General Release to any person or entity, other than my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by applicable law, and I will instruct each of the foregoing not to disclose the same to anyone.

8.
Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), FINRA, any other self-regulatory organization or governmental entity having authority over the Company or me.

9.
I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, (including lodging and meals), upon my submission of receipts, and the Company shall pay to me a fee equal to $75 per hour for my time spent in connection with such matters.

10.
I agree not to disparage the Company, its past and present investors, officers, directors, agents or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained.  I further represent that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, electronic or otherwise, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I have not retained any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

11.
Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

12.
Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.	This General Release shall be binding upon and inure to the benefit of each of the parties hereto and the heirs, executors, successors and assigns of each of the parties.

14.
This General Release shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required hereby.

15.
This General Release constitutes the entire agreement among the parties with respect to the subject matter of this General Release and supercedes any prior agreements and understandings with respect to such subject matter.  This General Release may be changed, waived, modified or terminated only by a written instrument signed by both parties to this agreement.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.
I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT, I HAVE HAD THE OPPORTUNITY TO SO CONSULT, AND HAVE AVAILED MYSELF OF SUCH ADVICE TO THE EXTENT I HAVE DEEMED NECESSARY TO MAKE A VOLUNTARY AND INFORMED CHOICE TO EXECUTE THIS AGREEMENT;

5.
I HAVE HAD AT LEAST TWENTY-ONE (21) DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND CONFIRM THAT ANY CHANGES MADE TO THIS RELEASE WHILE UNDER CONSIDERATION BY ME SHALL NOT BE DEEMED MATERIAL AND SHALL NOT AFFECT THE 21-DAY CONSIDERATION PERIOD;

6.
I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT, SUCH REVOCATION TO BE RECEIVED IN WRITING BY THE COMPANY BY THE END OF THE SEVENTH DAY AFTER THE DATE HEREOF WITH SUCH REVOCATION TO BE DELIVERED TO IAN BOTHWELL, PRESIDENT OF THE COMPANY, AT 8150 N. CENTRAL EXPRESSWAY, SUITE 1525, DALLAS, TEXAS 75206, AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED (THE “EFFECTIVE DATE”);

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATED AS OF ________________, 20______

DANIEL P. MATTHEWS